UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

ActiveCare, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53570 (Commission File Number)	87-0578125 (IRS Employer Identification No.)

1365 West Business Park Drive, Orem, Utah 84058
(Address of principal executive offices)

(877) 219-6050
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On December 31, 2014, ActiveCare, Inc. (the “Company”) sold the majority of customer contracts and equipment leased to customers associated with its CareServices segment (the “assets”).  The customer contracts were recorded as intangible assets on the Company’s balance sheet and were being amortized over their 3-year estimated useful lives.  The equipment leased to customers was recorded as property and equipment on the Company’s balance sheet and was being amortized over its 3-year estimated useful life.

The assets were sold to an unrelated third party, Security Systems, Inc. (the “Buyer”), pursuant to a written Agreement for Purchase and Sale of Monitoring Accounts (“Purchase Agreement”), a copy of which is attached hereto as Exhibit 10.1.  Additional equipment in stock was sold to the Buyer pursuant to a written sales invoice.  The purchase price included a cash payment of $412,280 under the Purchase Agreement for the customer contracts.  The equipment in stock was sold for $66,458 under the sales invoice.  There is no significant gain or loss to be recorded related to the sale of these assets in the Company’s fiscal first quarter 2015 as the assets were sold for approximately their net book value.  As a result of this transaction, the CareServices Segment is reported as discontinued operations.

Item 9.01                      Financial Statements and Exhibits

10.1           Form of Agreement for Purchase and Sale of Monitoring Accounts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActiveCare, Inc.

By:	/s/ Marc C Bratsman
Marc C Bratsman Chief Financial Officer

Date: January 5, 2015